As filed with the Securities and Exchange Commission on April 8, 2015

Registration Statement File No. 333-193526

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-193526

UNDER
THE SECURITIES ACT OF 1933

E2open, LLC
(Exact name of registrant as specified in its charter)

Delaware	94-3366487
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4100 East Third Avenue, Suite 400 Foster City, California 94404 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark E. Woodward
President and Chief Executive Officer
4100 East Third Avenue, Suite 400
Foster City, California 94404
 (650) 645-6500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Gordon R. Caplan
Morgan D. Elwyn
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

Not applicable.
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statement  on Form S-3MEF (the “Registration Statement”) of E2open, LLC, a Delaware limited liability company and formerly E2open, Inc., a Delaware corporation (the “Company”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”):

●
Registration Statement on Form S-3MEF No. 333-193526, filed with the Commission on January 24, 2014, pursuant to Rule 462(b) under the Securities Act of 1933, for the purpose of registering an additional 575,001 shares of common stock of the Company, par value $0.001 per share, for an offering under the Registration on Form S-3, as amended (File No. 333-193346), originally filed by the registrant on January 14, 2014, and which the Commission declared effective on January 23, 2014.

On February 4, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Eagle Parent Holdings, LLC, a Delaware limited liability company (“Parent”), and Eagle Acquisition Sub, Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Acquisition Sub”), providing for, among other things, the merger of Acquisition Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and wholly-owned subsidiary of Parent. The Merger became effective on March 26, 2015 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.
In the Merger, each share of common stock of the Company, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time (together with the associated rights issued pursuant to the Preferred Shares Rights Agreement, dated January 16, 2015, by and between the Company and Computershare Trust Company, N.A., the “Shares”), other than (i) Shares owned by Parent, Acquisition Sub, the Company or any other direct or indirect wholly-owned subsidiary of Parent, Acquisition Sub or the Company and (ii) Shares owned by stockholders who validly exercised dissenters’ rights under Delaware law with respect to such Shares, was cancelled and converted into the right to receive $8.60 per Share in cash, without interest thereon and less any applicable withholding taxes.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements, including the Registration Statement.  The Company hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foster City, State of California, on this 8th day of April, 2015.

E2OPEN, LLC
By:	/s/ Mark E. Woodward
Mark E. Woodward
President and Chief Executive Officer

           Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by the following persons on this 8th day of April, 2015 in the capacities indicated.

Signatures	Title
/s/ Mark E. Woodward Mark E. Woodward	President and Chief Executive Officer (Principal Executive Officer)
/s/ Peter J. Maloney Peter J. Maloney	Chief Financial Officer (Principal Financial Officer and Accounting Officer)
/s/ Deven Parekh Deven Parekh	Director
/s/ Ryan Hinkle Ryan Hinkle	Director
/s/ Ross Devor Ross Devor	Director